Exhibit 99.1

Shiner International Announces that one of China’s Largest Banks has Issued a Letter of Intent for a Strategic Cooperation with Shiner for a $38 Million Line of Credit.

HAINAN, CHINA, April 14, 2009 –Shiner International, Inc. (Nasdaq: BEST) (website: http://www.shinerinc.com), a market leader in China’s packaging and anti-counterfeiting plastic film industry, today announced that one of China’s largest banks, Bank of Communications, has entered into a letter of intent for a Strategic Cooperation Engagement with Shiner.  The bank intends to grant a line of credit of RMB270 million (approximately US$38 million based on the current conversion rate) to the Company.  This intended credit line is not necessary for the Company to continue its day-to-day operations but will enable Shiner to quickly take advantage of potential strategic opportunities that may become available in the future.

“We are very excited about the credit line that could be made available to us.  As we all know, the world is experiencing a tight credit environment. In spite of this environment, we were able to satisfy a major Chinese bank that we have the financial structure necessary to support this form of potential credit.  We are very delighted that Bank of Communications is confident of the Company and has decided to establish a strategic and cooperative relationship with us.  The 270 million RMB credit line would allow us the opportunity to timely act on possible growth opportunities going forward,” commented Mr. Jian Fu, CEO of Shiner International.

About Shiner International, Inc.

NASDAQ listed Shiner International (http://www.shinerinc.com) is a U.S. corporation that has its primary operations in China.  Headquartered in the city of Haikou - China's "Hawaii” - Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials.  Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 14 patents on products and production equipment, and has an additional eight patent applications pending.  The Company’s coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU.  Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

Contact Us:
     Corporate Contact:
     Mr. Qingtao Xing
     President
     Shiner International, Inc.
     Tel: +86-1387-6683-099
     Email:  qingtao.xing@shinerinc.com or info@shinerinc.com